UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d)
OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 17th, 2010

NHS HEALTH SOLUTIONS, INC.
(Exact name of Registrant as specified in charter)

NEVADA	0-25127	91-1715373
(State or other jurisdiction	(Commission File Number)	(IRS EIN)
of incorporation)

13520 Oriental St
Rockville, Md 20853
(Address of principal executive offices)

Registrant's telephone number, including area code: 202 536-5191

3720 West Oquendo Rd, Suite #101,
Las Vegas, NV 89118
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14[a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01  ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT.

On December 17th 2010 (the “Closing Date”), Jeff Digenova acquired the majority of the issued and outstanding common stock of NHS HEALTH SOLUTIONS, INC., a Nevada corporation (the “Company”),  in accordance with a stock purchase agreement (the “Stock Purchase Agreement”) by and between NPNC Management LLC  and Mr. Digenova.  On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, Mr. Digenova purchased 1,000,000 shares of common stock for $140,000.00.

ITEM 5.01. CHANGES IN CONTROL OF REGISTRANT.

On the Closing Date, pursuant to the terms of the Stock Purchase Agreement, Jeff Digenova purchased a total of 1,000,000 shares of the Company’s common stock.  As a result of a Share Purchase Agreement the Company experienced a Change in Control under which 73.77% of the shares of the company are now held by Mr. Digenova, the new majority shareholder.

ITEM 5.02. DEPARTURE OF DIRECTORS OR PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS.

In accordance with the change in control David Woo resigned as the Company's President, CEO, and any other positions held by him on December 17th, 2010.  The resignation was not the result of any disagreement with the Company on any matter relating to the Company's operations, policies or practices.

On the same date Jeff Digenova was appointed as Director of the Company.

As of the date of this filing, there has not been any material plan, contract or arrangement (whether or not written) to which Jeff Digenova is a party in connection with this appointment as a director and an officer of this Company.

ITEM 9.01. EXHIBITS.

(d)	Exhibits.
	Exhibit #	Description
	99.1	Written Consent of Resolutions of Resignatation and Appointment.
	99.2	Board of Director’s Resolution appointing David E. Price as Secretary of the Corporation.
	10.1	Securities Purchase Agreement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

NHS Health Solutions, Inc.

Date: January 4, 2011	By:	/s/ Jeffrey Digenova
Jeffrey Digenova Chief Executive Officer